EXHIBIT 21

                                               SUBSIDIARIES OF THE REGISTRANT



         The following is a list of subsidiaries of the Company at December 31, 1999 and all are included in the Company's consolidated financial statements:

                                        Jurisdiction           Percentage of
                                            of               Voting Securities
Subsidiaries                            Incorporation              Owned



Britton & Koontz First National Bank     Federal Law               100%

Sumx Inc.                                Federal Law                35%








                                                       NOTES

Both Subsidiaries are included in the consolidated financial statements. Both Subsidiaries conduct business under their own name.